Exhibit 99.1

For Further Information Contact:

Tony Deasey	General Info: Marilynn Meek
Celsion Corporation	Financial Relations Board
410.290.5390	212-827-3773
tony@celsion.com	mmeek@financialrelationsboard.com
Investor Info: Susan Garland
212-827-3775
sgarland@financialrelationsboard.com

CELSION CORPORATION REPORTS FIRST QUARTER 2007 RESULTS

Celsion reports 25% sales increase.

Columbia, MD – MAY 11, 2007: CELSION CORPORATION (AMEX: CLN) today announced financial results for its first quarter ended March 31, 2007. The Company reported revenue of $2.9 million for the quarter, compared to $2.4 million for the first quarter of 2006.

The Company recorded a net loss for the first quarter of $2.4 million or $0.22 per share compared to a net loss of $3.0 or $0.27 per share for the first quarter of 2006, excluding of a gain of $1.1 million arising from the sale of its subsidiary, Celsion (Canada) Limited in January 2006. Including this gain the net loss for the first quarter of 2006 was $1.8 million or $0.17 per share. The reduced loss was primarily the result of higher gross margin due to transfer of production of disposable kits to a new lower cost supplier.

Michael H. Tardugno, Celsion’s President and Chief Executive Officer, commented, “Prolieve revenues in the first quarter, while reflecting a cyclical reduction relative to the fourth quarter of 2006,continue to show strong, 25%, growth compared to the first quarter of 2006. Our gross margin also improved from 25.2% in the first quarter of 2006 to 47.4% in the first quarter of 2007. This continued market growth and gross profit improvement were largely instrumental in Boston Scientific’s decision to exercise its option to purchase the Prolieve assets.”

About Celsion: Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, North Shore Long Island Jewish Health System.

Celsion has also developed a microwave based system, the Prolieve Thermodilatation® system, for the treatment of benign prostatic hyperplasia which is marketed in the United States under an exclusive distribution agreement with Boston Scientific Corporation. For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Celsion Corporation

Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2007
	(Unaudited)	(Unaudited)
Revenues	$2,346	$2,923
Cost of Sales	1,754	1.536

Gross Margin	592	1,387

Operating Expenses
Research & development	2,482	2,426
General and administrative	1,128	1,294

Total Operating Expenses	3,610	3,720

Loss from Operations	(3,018)	(2,333)

Other Income/(Expense)
License fee amortization	143	143
Interest income (expense), net	(46)	(168)
Loss from investment in Celsion China Ltd.	(10)	—
Other	1,147	—

Net loss before income taxes	(1,784)	(2,358)
Income taxes	—	—

Net loss	$(1,784)	$(2,358)

Net loss per common share (basic and diluted)	$(0.17)	$(0.22)

Weighted average shares outstanding	10,732	10,747

Celsion Corporation

Consolidated Condensed Balance Sheets

(in thousands)

	December 31, 2006	March 31, 2007
		(Unaudited)
ASSETS
Current assets
Cash, cash equivalents and short term investments	$9,033	$7,552
Accounts receivable	1,904	1,139
Inventory	2,831	2,900
Prepaid expenses	430	423
Escrow account—license fee	1,825	—

Total current assets	16,023	12,014
Property and equipment, net	515	478
Loan Receivable	583	601
Note receivable	1,082	1,120
Other assets	727	2,435

Total assets	$18,930	$16,648

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,437	$3,110
Deferred income	571	571

Total current liabilities	4,008	3,681
Loans Payable—Principal	15,000	15,000
Loans Payable—Interest	1,278	1,625
Deferred revenue	1,809	1,667
Other liabilities	36	35

Total liabilities	22,131	22,008

Stockholders’ equity
Common stock	107	108
Additional paid-in capital	87,179	87,377
Accumulated deficit	(90,487)	(92,845)

Total stockholders’ equity	(3,201)	(5,360)

Total liabilities and stockholders’ equity	$18,930	$16,648